UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of
1934

Date of Report (Date of earliest event reported) November 30, 2016.

AMBER GROUP, INC.
(Exact name of registrant as specified in its charter)

Nevada	0001621697	61-1744532
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1980 Festival Plaza Drive Suite 530
Las Vegas, Nevada 89135
 (Address of principal executive offices and Zip Code)

702-360-0652
 Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

  Section 5 – Corporate Governance and Management

Item 5.03 Amendments to Articles of Incorporation or Bylaws: Forward Stock Split

On November 30, 2016, we filed a certificate of amendment to our articles of incorporation with the Nevada Secretary of State to change our name to “Natural Health Farm Holdings Inc.” and affect a 30:1 forward stock split of our common stock and increase our Authorized Share Capital to 500,000,000 (Five Hundred Million).   This amendment was unanimously approved by our board of directors on November 29, 2016., stockholders holding a majority of our voting power took action by written consent approving an amendment to our articles of incorporation to change the name of the company to a name to be determined by the board of directors and 30:1 forward stock split and increase our Authorized to 500,000,000  in its sole discretion, and authorized the Board of Directors to file the Amendment upon a determination and resolution of the Board of Directors of such new corporate name and 30;1 forward stock split.

We have requested a new symbol from FINRA in connection with the recent name change and as of the date of this report, we have not received the new symbol from FINRA.  We will provide an update upon assignment of the new symbol from FINRA.

ITEM 8.01 OTHER EVENTS

The Company is processing the Name Change and 30:1 forward stock split with the Financial Industry Regulatory Authority (FINRA) and is working to obtain a new quotation symbol on OTCQB. The Company will not be issuing new stock certificates to reflect the Name Change unless and until a stock transfer or other event occurs that necessitates a new stock certificate; no further action is required to be taken by any stockholder.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(c)	Exhibits

Exhibit Number	Description
3.1	Certificate of Amendment to Articles of Incorporation

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 20, 2016.

Amber Group, Inc.

/s/ Tee Chuen Meng

Mr. Tee Chuen Meng
Chief Executive